EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement") is made as of this 4th day of  May, 2012, by and between DISCOVERY LABORATORIES, INC., a Delaware corporation (the "Company"), and Thomas F. Miller (the "Executive"), subject to the terms and conditions defined in this Agreement.

WHEREAS, the Company and Executive desire that Executive be employed by the Company to act as the Company’s Senior Vice President and Chief Operating Officer, subject to the terms and conditions set forth in this Agreement.  Executive’s employment shall also be subject to such policies and procedures as the Company may from time to time implement.

NOW, THEREFORE, in consideration of the covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1.             Certain Definitions.  Certain definitions used herein shall have the meanings set forth on Exhibit A attached hereto.

2.             Term of the Agreement.  The term (“Term”) of this Agreement shall commence on the date first above written and shall continue through May 3, 2013; provided, however, that commencing on May 4, 2013 and on each May 4th thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such May 4th date, neither the Company nor the Executive shall have given notice that it or he does not wish to extend this Agreement.  Upon the occurrence of a Change of Control during the term of this Agreement, including any extensions hereof, this Agreement shall automatically be extended until the end of the Effective Period if the end of the Effective Period is after the then current expiration date of the Term.  Notwithstanding the foregoing, this Agreement shall terminate prior to the scheduled expiration date of the Term on the Date of Termination.

3.             Executive's Duties and Obligations.

(a)           Duties.  The Executive shall serve as the Company's Senior Vice President and Chief Operating Officer.  The Executive shall be responsible for all duties customarily associated with a Senior Vice President and Chief Operating Officer in a publicly-traded company.  The Executive shall report directly to the Company’s Chief Executive Officer and shall be subject to policies established by the Board and any Executive Committee thereof (“Executive Committee”).

(b)           Location of Employment.  The Executive's principal place of business shall be at the Company's headquarters to be located within thirty (30) miles of Doylestown, Pennsylvania.  In addition, the Executive acknowledges and agrees that the performance by the Executive of his duties shall require frequent travel including, without limitation, overseas travel from time to time.

(c)           Proprietary Information and Inventions Matters.  In consideration of the covenants contained herein, the Executive has executed and agrees to be bound by the Company's standard form of Proprietary Information and Inventions Agreement (the "Confidentiality Agreement"), a form of which is attached to this Agreement as Exhibit B.  The Executive shall comply at all times with the terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information.

4.             Devotion of Time to Company's Business.

(a)           Full-Time Efforts.  During his employment with the Company, the Executive shall devote substantially all of his time, attention and efforts to the proper performance of his implicit and explicit duties and obligations hereunder to the reasonable satisfaction of the Company.

(b)           No Other Employment.  During his employment with the Company, the Executive shall not, except as otherwise provided herein, directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Executive Committee or the Board.

(c)           Non-Competition During and After Employment.  During the Term and for 12 months from the Date of Termination, the Executive shall not, directly or indirectly, without the prior written consent of the Company, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity (X) compete with the Company in the business of developing or commercializing (i) pulmonary surfactants or any other category of compounds which forms the basis of the Company's material drug products, or (ii) any material medical device products under development by the Company, including without limitation the Company’s capillary aerosol generator, series of ventilator circuit / patient interface connectors and related componentry, and similar medical devices; in each case, as determined in good faith by the Board of Directors of the Company on the Date of Termination, or (Y) solicit, encourage, induce or endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed or engaged by the Company as an employee, consultant or independent contractor or who was so employed or engaged at any time during the six (6) months preceding the Date of Termination; provided, that nothing herein shall prevent the Executive from engaging in discussions regarding employment, or employing, any such employee, consultant or independent contractor (i) if such person shall voluntarily initiate such discussions without any such solicitation, encouragement, enticement or inducement prior thereto on the part of the Executive or (ii) if such discussions shall be held as a result of, or any employment shall be the result of the response by any such person to a written employment advertisement placed in a publication of general circulation, general solicitation conducted by executive search firms, employment agencies or other general employment services, not directed specifically at any such employee, consultant or independent contractor.

(d)           Injunctive Relief.  In the event that the Executive breaches any provisions of Section 4(c) or of the Confidentiality Agreement or there is a threatened breach thereof, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained therein.  In the event that an actual proceeding is brought in equity to enforce the provisions of Section 4(c) or the Confidentiality Agreement, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(e)           Reformation.  To the extent that the restrictions imposed by Section 4(c) are interpreted by any court to be unreasonable in geographic and/or temporal scope, such restrictions shall be deemed automatically reduced to the extent necessary to coincide with the maximum geographic and/or temporal restrictions deemed by such court not to be unreasonable.

5.             Compensation and Benefits.

(a)           Base Compensation.  During the Term, the Company shall pay to the Executive (i) base annual compensation ("Base Salary"), effective as of May 1, 2012, of at least $310,000, payable in accordance with the Company's regular payroll practices and less all required withholdings and (ii) additional compensation, if any, and benefits as hereinafter set forth in this Section 5.  The Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive's performance, the performance of the Company, inflation, the then prevailing salary scales for comparable positions and other relevant factors; provided, however, that any such increase in Base Salary shall be solely within the discretion of the Company.

(b)           Bonuses.  During the Term, the Executive shall be eligible for such year-end bonus, which may be paid in either cash or equity, or both, as is awarded solely at the discretion of the Compensation Committee of the Board  after consultation with the Company’s Chief Executive Officer, provided, that the Company shall be under no obligation whatsoever to pay such discretionary year-end bonus for any year.   Any such equity bonus shall contain such rights and features as are typically afforded to other Company employees of a similar level in connection with comparable equity bonuses awarded by the Company.

(c)           Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company's senior executives or to its employees on substantially the same basis that such benefits are provided to such executives of a similar level or to other employees (including, without limitation profit-sharing, savings and other retirement plans (e.g., a 401(k) plan) or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements.  If a conflict should exist between similar benefits afforded under any Company plan or policy and the benefits afforded under this Agreement, to the extent that this Agreement shall provide for greater benefits, the terms of this Agreement shall control.  Anything contained herein to the contrary notwithstanding, throughout the Term, Executive shall be entitled to receive life insurance on behalf of Executive’s named beneficiaries in the amount of Executive’s then current annual salary for the Term of this Agreement at no cost to the Executive, except the Company shall have no liability whatsoever for any taxes (whether based on income or otherwise) imposed upon or incurred by Executive in connection with any such insurance.

(d)           Vacations.  During the Term, the Executive shall be entitled to 20 days paid vacation per year, or such greater amount as may be earned under the Company’s standard vacation policy, to be earned ratably throughout the year, 5 days of which may be carried over from year to year (provided, that in no event shall the aggregate number of such vacation days carried over to any succeeding year exceed 10 days).

(e)           Reimbursement of Business Expenses.  The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall reimburse him for all such expenses, in accordance with reasonable policies of the Company.

6.             Change of Control Benefits.

(a)           Bonus.  The Executive shall be awarded an annual cash bonus for each fiscal year of the Company ending during the Effective Period that is at least equal to the Annual Bonus Amount.

(b)           Options.  Notwithstanding any provision to the contrary in any of the Company’s Long-Term Incentive Plans or in any stock option or restricted stock agreement between the Company and the Executive, all shares of stock and all options to acquire Company stock held by the Executive shall accelerate and become fully vested and, with respect to restricted stock, all restrictions shall be lifted upon the Change of Control Date.  In the case of any Change of Control in which the Company’s common stockholders receive cash, securities or other consideration in exchange for, or in respect of, their Company common stock, (i) the Executive shall be permitted to exercise his options at a time and in a fashion that will entitle him to receive, in exchange for any shares acquired pursuant to any such exercise, the same per share consideration as is received by the other holders of the Company’s common stock, and (ii) if the Executive shall elect not to exercise all or any portion of such options, any such unexercised options shall terminate and cease to be outstanding following such Change of Control, except to the extent assumed by a successor corporation (or its parent) or otherwise expressly continued in full force and effect pursuant to the terms of such Change of Control.

7.             Termination of Employment.

(a)           Termination by the Company for Cause or Termination by the Executive without Good Reason, Death or Disability.

(i)                  In the event of a termination of the Executive’s employment by the Company for Cause, a termination by the Executive without Good Reason, or in the event this Agreement terminates by reason of the death or Disability of the Executive, the Executive shall be entitled to any unpaid compensation accrued through the last day of the Executive's employment, a lump sum payment in respect of all accrued but unused vacation days at his Base Salary in effect on the date such vacation was earned, and payment of any other amounts owing to the Executive but not yet paid.  The Executive shall not be entitled to receive any other compensation or benefits from the Company whatsoever (except as and to the extent the continuation of certain benefits is required by law).

(ii)                 In the case of a termination due to death or disability, notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and the Executive, all shares of stock and all options to acquire Company stock held by the Executive shall accelerate and become fully vested upon the Date of Termination (and all options shall thereupon become fully exercisable), and all stock options shall continue to be exercisable for the remainder of their stated terms.

(b)           Termination by the Company without Cause or by the Executive for Good Reason.  If (x) the Executive’s employment is terminated by the Company other than for Cause, death or Disability (i.e., without Cause) or (y) the Executive terminates employment with Good Reason, then the Executive shall be entitled to receive the following from the Company:

(i)                 The amounts set forth in Section 7(a)(i);

(ii)                 Within 10 days after the Date of Termination, a lump sum cash payment equal to the Annual Bonus Amount multiplied by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365;

(iii)                Within 10 days after the Date of Termination, a lump sum cash payment in an amount equal to 1.5 times the sum of (A) the Executive’s Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason) and (B) the Annual Bonus Amount;

(iv)                 For one year from the Date of Termination, the Company shall either (A) arrange to provide the Executive and his dependents, at the Company’s cost (except to the extent such cost was borne by the Executive prior to the Date of Termination, and further, to the extent that such post-termination coverages are available under the Company’s plans), with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause (A); provided, however, that the Company’s obligation under this Section 7(b)(iv) shall be reduced to the extent that substantially similar coverages (determined on a benefit-by-benefit basis) are provided by a subsequent employer; and

(v)                 Any other additional benefits then due or earned in accordance with applicable plans and programs of the Company; and

(c)           Termination in connection with a Change of Control.  If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason during the Effective Period, then the Executive shall be entitled to receive the following from the Company:

(i)                  All amounts and benefits described in Section 7(a)(i) above;

(ii)                 Within 10 days after the Date of Termination, a lump sum cash payment equal to the Annual Bonus Amount multiplied by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365;

(iii)                Within 10 days after the Date of Termination, a lump sum cash payment in an amount equal to two times the sum of (A) the Executive’s Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason) and (B) the Annual Bonus Amount;

(iv)                For 18 months from the Date of Termination, the Company shall either (A) arrange to provide the Executive and his dependents, at the Company’s cost (except to the extent such cost was borne by the Executive prior to the Date of Termination, and further, to the extent that such post-termination coverages are available under the Company’s plans), with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause (A); provided, however, that the Company’s obligation under this Section 7(c)(iv) shall be reduced to the extent that substantially similar coverages (determined on a benefit-by-benefit basis) are provided by a subsequent employer;

(v)                 Notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and the Executive, all shares of stock and all options to acquire Company stock held by the Executive shall accelerate and become fully vested upon the Date of Termination (and all options shall thereupon become fully exercisable), and all stock options shall continue to be exercisable for the remainder of their stated terms;

(vi)                Any other additional benefits then due or earned in accordance with applicable plans and programs of the Company; and

8.             Notice of Termination.

(a)           Any termination of the Executive’s employment by the Company for Cause, or by the Executive for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12.  For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) is given at least 10 days prior to the Date of Termination, (ii) indicates the specific termination provision in this Agreement relied upon, (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iv) specifies the employment termination date.  The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

(b)           A Termination of Employment of the Executive will not be deemed to be for Good Reason unless the Executive gives the Notice of Termination provided for herein within 12 months after the Executive has actual knowledge of the act or omission of the Company constituting such Good Reason.

9.             Mitigation of Damages.  The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise.  Except as otherwise provided in Sections 7(b)(iv) and 7(c)(iv), the amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

10.           Excise Tax Gross-Up.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of this Section 10, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross Up Payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from the deduction of state and local income taxes.

(b)           All determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder.  In the event the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.  In the event the amount of Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  To the extent that his expenses are reimbursed by the Company, the Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

11.           Legal Fees.  All reasonable legal fees and related expenses (including costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any claim, dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration.  Except as provided in this Section 11, each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

12.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)           if to the Board or the Company:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976
Attn:  General Counsel
(b)           if to the Executive:

Thomas F. Miller
The address on file with the records of the Company

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

13.           Withholding.  The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

14.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes the Employment Agreement and all other prior agreements, written or oral, with respect thereto.

15.           Arbitration.

(a)           If the parties are unable to resolve any dispute or claim relating directly or indirectly to this agreement (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked "Arbitration Demand".  Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 15.  Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

(b)           The arbitration panel will be composed of three arbitrators, one of whom will be chosen by the Company, one by the Executive, and the third by the two so chosen.  If both or either of the Company or the Executive fails to choose an arbitrator or arbitrators within 14 days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within 14 days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The arbitrators shall have reasonable experience in the matter under dispute. The decision of the arbitrators shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrators may be ordered by any court of competent jurisdiction.

(c)           Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 15 in order to assert such counterclaim(s).

(d)           The arbitration shall be filed with the office of the American Arbitration Association ("AAA") located in New York, New York or such other AAA office as the parties may agree upon (without any obligation to so agree).  The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a 60-day period. In addition, the following rules and procedures shall apply to the arbitration:

(i)                  The arbitrators shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party's right to commence arbitration as required by this Section 15.

(ii)                 The decision of the arbitrators, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof.  Judgment upon the award rendered by the arbitrator may be entered by any competent court.  Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder.

(iii)                The arbitrators shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory damages provided by applicable law, but shall not have the power or authority to award punitive damages.  No party shall seek punitive damages in relation to any matter under, arising out of, or in connection with or relating to this Agreement in any other forum.

(iv)                Except as provided in Section 11, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 15, and the costs of the arbitrator(s) shall be equally divided between the parties.

(v)                 Except as provided in the last sentence of Section 15(a), the provisions of this Section 15 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement.  Any party commencing a lawsuit in violation of this Section 15 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

16.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

(b)           Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(c)           Severability.  If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d)           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive (including the Beneficiary) and the successors and assigns of the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.  Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(e)            Successors and Assigns.  Except as provided in Section16(d) in the case of the Company, or to the Beneficiary in the case of the death of the Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(f)            Remedies Cumulative; No Waiver.  No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(g)           Survivorship.  Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement shall survive such termination.

(h)           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, promises, covenants or arrangements, whether oral or written, with respect thereto.

(i)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

17.           No Contract of Employment.  Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

18.           Executive Acknowledgement.  The Executive hereby acknowledges that he has read and understands the provisions of this Agreement, that he has been given the opportunity for his legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first above written.

DISCOVERY LABORATORIES, INC.

By:	/s/ Kathryn A. Cole
Name: Kathryn A. Cole
Title: Senior Vice President, Human Resources

/s/ Thomas F. Miller
Thomas F. Miller

EXHIBIT A

(a)           “Annual Bonus Amount” means an amount equal to the greater of either (i) the current year target annual bonus amount or (ii) the previous year’s actual bonus paid with respect to the fiscal year preceding the year containing the Change of Control Date or the Date of Termination, as applicable.

(b)           “Beneficiary” means any individual, trust or other entity named by the Executive to receive the payments and benefits payable hereunder in the event of the death of the Executive.  The Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the General Counsel of the Company.  The Executive may change his designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form.  If a Beneficiary has not been designated by the Executive, or if no designated Beneficiary survives the Executive, then the payment and benefits provided under this Agreement, if any, will be paid to the Executive’s estate, which shall be deemed to be the Executive’s Beneficiary.

(c)           “Cause” means: (i) the Executive’s willful and continued neglect of the Executive’s duties with the Company (other than as a result of the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has neglected his duties; (ii) the final conviction of the Executive of, or an entering of a guilty plea or a plea of no contest by the Executive to, a felony; or (iii) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.  Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors of the Company (the “Board”), or the advice of counsel to the Company, will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d)           “Change of Control” means the occurrence of any one of the following events:

(i)                 any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company’s then outstanding securities;

(ii)                 persons who, as of the date of this Agreement constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof; provided, that any person becoming a director of the Company subsequent to the date of this Agreement shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors in an action taken by the Board or a Committee thereof; provided, further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(iii)                the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

(iv)                the Company consummates a sale of all or substantially all of the assets of the Company or the stockholders of the Company approve a plan of complete liquidation of the Company.

(e)           “Change of Control Date” means any date after the date hereof on which a Change of Control occurs; provided, however, that if a Change of Control occurs and if the Executive’s employment with the Company is terminated or an event constituting Good Reason (as defined below) occurs prior to the Change of Control, and if it is reasonably demonstrated by the Executive that such termination or event (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or in anticipation of the Change of Control then, for all purposes of this Agreement, the Change of Control Date shall mean the date immediately prior to the date of such termination or event.

(f)           “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(g)           “Date of Termination” means the date specified in a Notice of Termination pursuant to Section 8 hereof, or the Executive’s last date as an active employee of the Company before a termination of employment due to death, Disability or other reason, as the case may be.

(h)           “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for three or more consecutive months or for a total of six months during any 12 consecutive months; provided, that during such period the Company shall give the Executive at least 30 days’ written notice that it considers the time period for disability to be running.

(i)           “Effective Period” means the period beginning on the Change of Control Date and ending 24 months after the date of the related Change of Control.

(j)           “Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:  (i) the assignment to the Executive of any duties inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities; (ii) a reduction in the Executive’s Base Salary by the Company; (iii) the relocation of the Executive’s office to a location more than 30 miles from Doylestown, Pennsylvania; (iv) the failure of the Company to comply with the provisions of Section 6(a); (v) following a Change of Control, unless a plan providing a substantially similar compensation or benefit is substituted, (A) the failure by the Company to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive was participating prior to the Change of Control, or (B) the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit; or (vi) the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company.

EXHIBIT B

FORM OF
PROPRIETARY INFORMATION AND INVENTIONS,
NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

The following is an agreement (“Agreement”) between Discovery Laboratories, Inc., a Delaware corporation (the "Company"), and any successor in interest, and me, [Executive], and this Agreement is a material part of the consideration for my employment by the Company:

1.             Job Title and Responsibility:  I understand that my job title with the Company will be [TITLE], and that the Company may change this title at any time.  My job duties and responsibilities will be those assigned to me by the Company from time to time.

2.             Consideration.  I understand that the consideration to me for entering into this Agreement is my employment with the Company at my base salary of [$________], and I agree that this consideration is fully adequate to support this Agreement.

3.             Proprietary Information.  I recognize that the Company is engaged in a continuous program of research, development and production.  I also recognize that the Company possesses or has rights to secret, private, confidential information and processes (including processes and information developed by me during my employment by the Company) which are valuable, special and unique assets of the Company and which have commercial value in the Company's business ("Proprietary Information").  By way of illustration, this Proprietary Information includes, but is not limited to, information and details regarding the Company’s business, trade or business secrets, inventions, intellectual property, systems, policies, records, reports, manuals, documentation, models, data and data bases, products, processes, operating systems, manufacturing techniques, research and development techniques and processes, devices, methods, formulas, compositions, compounds, projects, developments, plans, research, financial data, personnel data, internal business information, strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices or programs, training practices and programs, costs, rates and pricing structures and business methods, computer programs and software, customer and supplier identities, information and lists, confidential information regarding customers and suppliers, and contacts at or knowledge of Company suppliers and customers or of prospective or potential customers of the Company.

4.             Obligation of Confidentiality. I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to (i) all Proprietary Information, and (ii) the confidential information of others with which the Company has a business relationship.  At all times, both during my employment by the Company and after the termination of my employment (whether voluntary or involuntary), I will keep in confidence and trust all such information, and I will not use, reveal, communicate, or disclose any such Proprietary Information or confidential information to anyone or any entity, without the written consent of the Company, unless I am ordered to make disclosure by a court of competent jurisdiction.

5.             Ownership, Disclosure and Assignment of Proprietary Information and  Inventions.  In addition, I hereby agree as follows:

(a)                Ownership and Assignment.  All Proprietary Information is, and shall be, the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all Proprietary Information, including, but not limited to, trade secrets, inventions, patents, trademarks, copyrights, and all other rights in connection with such Proprietary Information.  I agree that I have no rights in such Proprietary Information.  I hereby assign, and shall assign, to the Company and its assigns any and all rights, title and interest I may have or acquire in such Proprietary Information.  Any copyrightable work prepared in whole or in part by me in the course of my employment shall be deemed "a work made for hire" under applicable copyright laws, and the Company and its assigns shall own all of the rights in any copyright.

(b)                Return of Materials and Property.  All documents, records, apparatus, equipment, data bases, data and information stored in computers or on electronic disks, and other electronic, computer, intellectual, and physical property (“Materials and Property”), whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with employment, shall be and remain the sole and exclusive property of the Company.  I shall return to the Company all such Materials and Property as and when requested by the Company.  Even if the Company does not so request, I shall return all such Materials and Property upon termination of employment by me or by the Company for any reason, and I will not take with me any such Materials or Property, or any reproduction thereof, upon such termination.

(c)                Notification.  During the term of my employment and for one (1) year thereafter, I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, intellectual property, works of authorship, formulas, ideas, processes, techniques, discoveries, developments, designs, innovations, know-how and data, and creative works in which copyright and/or unregistered design rights will subsist in various media (all collectively called herein, "Inventions"), whether or not such Inventions are patentable, which I make or conceive, contribute to, reduce to practice, or learn, either alone or jointly with others.

(d)                Ownership of Inventions.  I agree and acknowledge that all Inventions which I make, conceive, develop, or reduce to practice (in whole or in part, either alone or jointly with others) at any time during my employment by the Company, and (i) which were created using the equipment, supplies, facilities or trade secret information of the Company, or (ii) which were developed during the hours for which I was compensated by the Company, or (iii) which relate, at the time of conception, creation, development or reduction to practice, to the business of the Company or to its actual or demonstrably anticipated research and development, or (iv) which result from any work performed by me for the Company, shall be the sole and exclusive property of the Company and its assigns (and to the fullest extent permitted by law shall be deemed works made for hire), and the Company and its assigns shall be the sole and exclusive owner of all Inventions, patents, copyrights and all other rights in connection therewith.  I hereby assign to the Company any and all rights I may have or acquire in such Inventions.  I agree that any Invention required to be disclosed under paragraph (c), above, within one (1) year after the termination of my employment shall be presumed to have been conceived or made during my employment with the Company and will be assigned to the Company unless and until I prove and establish to the contrary.

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(e)                Assistance and Cooperation.  With respect to Inventions described in paragraph (d), above, I will assist the Company in every proper way (but at the Company's expense) to obtain, and from time to time enforce, patents, copyrights or other rights on these Inventions in any and all countries, and will execute all documents reasonably necessary or appropriate for this purpose.  This obligation shall survive the termination of my employment.  In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

(f)                 Exempt Inventions.  I understand that this Agreement does not require assignment of an Invention for which no equipment, supplies, facilities, resources, or trade secret information of the Company was used and which was developed entirely by me on my own time, unless the invention relates, (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development.  However, I will disclose to the Company any Inventions I claim are exempt, as required by paragraph (c), above, in order to permit the Company to determine such issues as may arise.  Such disclosure shall be received in confidence by the Company.

6.             Prior Inventions.  As a matter of record I attach hereto as Exhibit A a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment with the Company, that I desire to remove from the operation of this Agreement, and I covenant that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such inventions and improvements at the time of my signing this Agreement.

7.             Other Business Activities.  So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment.  During the term of my employment, I will not engage in any business activity or employment which is in competition with, or is related to, the Company's business or its actual or demonstrably anticipated research and development, or that will affect in any manner my ability to perform fully all of my duties and responsibilities for the Company.

8.             Non-Interference and Non-Solicitation of Employees, Customers and Others.  I will not now or at any time in the future disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives, or otherwise.  During my employment with the Company and for eighteen (18) months thereafter, I will not directly or indirectly induce, encourage or solicit any employee of the Company to leave the Company for any reason, unless specifically requested to take such action in writing by the Company.

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9.             Non-Competition During and After Employment.  I agree that the time and activity restrictions in this paragraph are wholly necessary and are reasonable to protect the legitimate business interests of the Company.  During my employment with the Company or at any time within a period of one (1) year after the termination of my employment (whether the termination is by me or the Company), I will not directly or indirectly, without the prior written consent of the Company, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, compete with the Company in the business of developing or commercializing pulmonary surfactants.

10.            Obligations to Former Employers.  I represent that my execution of this Agreement, my employment with the Company, and my performance of my duties and proposed duties to the Company will not violate any obligations or agreements I have, or may have, with any former employer or any other third party, including any obligations and agreements requiring me not to compete or to keep confidential any proprietary or confidential information.  I have not entered into, and I will not enter into, any agreement which conflicts with this Agreement or that would, if performed by me, cause me to breach this Agreement.  I further represent that I have no knowledge of any pending or threatened litigation to which the Company may become a party by virtue of my association with the Company.  I further agree to immediately inform the Company of any such pending or threatened litigation should it come to my attention during the course of my employment.  I also agree that I provided to the Company for its inspection before I signed this Agreement all confidentiality, non-compete, non-solicitation, and all other employment-related agreements that I am party to or which involve me.

11.            Confidential Information of, and Agreements with, Former Employers.  In the course of performing my duties to the Company, I will not utilize any trade secrets, proprietary or confidential information of or regarding any former employer or business affiliate, nor violate any written or oral, express or implied agreement with any former employer or business affiliate.

12.            United States Government Obligations. I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

 13.           Remedies.  I acknowledge that my failure to comply with, or my breach of, any of the terms and conditions of this Agreement shall irreparably harm the Company, and that money damages would not adequately compensate the Company for this harm.  Accordingly, I acknowledge that in the event of a threatened or actual breach by me of any provision of this Agreement, in addition to any other remedies the Company may have at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy then available, without requiring the Company to post any bond.  I agree that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such threatened or actual breach, including money damages, and I agree that the Company shall be entitled to recover from me any attorney’s fees it incurs in enforcing the terms of this Agreement.

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14.           Not an Employment Agreement.  I acknowledge and agree that this Agreement is not a contract of employment, that it should not be construed as a guarantee of my employment for any period of time, and that I am employed by the Company at will and my employment may be terminated by the Company for any lawful reason or no reason.

15.           Miscellaneous.

(a)                Reformation and Severability.  If any provision of this Agreement is held to be invalid or unenforceable under applicable law, such provision shall be reformed and/or construed, if possible, to be enforceable under applicable law; otherwise, such provision shall be excluded from this Agreement and the balance of the Agreement shall remain fully enforceable and valid in accordance with its terms.

(b)                No Waiver.  No delay or omission by the Company in exercising any right hereunder will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(c)                Reassignment.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employment I may be transferred, without the necessity that this Agreement be reassigned at the time of such transfer.

(d)                Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (but not the law or principles of conflict of laws), and the parties submit to the jurisdiction of the courts of Pennsylvania.

(e)                Effective Date.  This Agreement shall be effective as of the first day of my employment by the Company, shall be binding upon me, my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its successors and assigns.

(f)                Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter herein, and may not be waived, changed, extended or discharged except by an agreement in writing signed by both parties.

(g)               ACKNOWLEDGEMENT.  I acknowledge and agree that I have fully read and that I understand all of the terms and provisions of this Agreement, that I have had the opportunity to consult with an attorney and to discuss this Agreement with an attorney, that I have had any questions regarding the effect of this Agreement or the meaning of its terms answered to my satisfaction, and, intending to be legally bound hereby, I freely and voluntarily sign this Agreement.

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Accepted and Agreed to:

DISCOVERY LABORATORIES, INC.

(Name)

(Date)

(SS#)

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EXHIBIT A

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976

Attn:

1.            The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Discovery Laboratories, Inc. (the "Company") that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreement.

No inventions or improvements.

See below: Any and all inventions regarding

Additional sheets attached.

2.             I propose to bring to my employment the following materials and documents of a former employer:

No materials or documents.

See below:

Date

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